EXHIBIT 2.2
                          FIRST AMENDMENT TO AGREEMENT
                               AND PLAN OF MERGER

         FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER, dated as of March 7, 1995, among BJ SERVICES COMPANY ("BJ"), WCNA ACQUISITION CORP., a wholly owned subsidiary of BJ ("BJ Sub"), and THE WESTERN COMPANY OF NORTH AMERICA ("Western"), each a Delaware corporation.

         WHEREAS, BJ, BJ Sub and Western have entered into an Agreement and Plan of Merger, dated as of November 17, 1994 (the "Merger Agreement"); and

         WHEREAS, pursuant to Section 1.5 of the Merger Agreement, BJ hereby notifies Western of its desire to structure the Merger so that Western merges into BJ and BJ is the Surviving Corporation after the Effective Time;

         NOW, THEREFORE, in consideration of the foregoing premises, and other good and valuable consideration, the parties hereto agree as follows:

                                   ARTICLE I
                                   AMENDMENTS

         1.1 As of the date hereof, BJ Sub shall cease to be a party to the Merger Agreement and shall henceforth have no rights or obligations thereunder.

         1.2 Sections 1.1, 1.4, 2.1, 2.2, and 8.19 of the Merger Agreement are hereby amended by deleting each reference to "BJ Sub" therein and inserting "BJ" in place thereof.

         1.3 Section 1.2 of the Merger Agreement is hereby amended by deleting the words ", BJ Sub" and "cause the Surviving Corporation to" in the first sentence of such section.

         1.4 Section 2.3 of the Merger Agreement is hereby amended by (i) deleting the word "The" in the first sentence of such section and inserting the words "Subject to Section 8.16, the" in place thereof and (ii) deleting the reference to "BJ Sub" in the same sentence and inserting "BJ" in place thereof.

         1.5 Sections 3.1(a) and 3.1(c) of the Merger Agreement are hereby amended by deleting the references to ", BJ Sub" therein.

         1.6 Section 3.1(d) of the Merger Agreement is hereby deleted in its entirety, and the following is inserted in place thereof:

                 "(d)     BJ SHARES.  Each share of common stock, par value
         $0.10 per share, of BJ ("BJ Common Stock") issued and outstanding immediately prior to the Effective Time shall remain outstanding after the Merger and, together with BJ Common Stock issued pursuant to the Merger, thereafter shall constitute all of the common stock of the Surviving Corporation issued and outstanding immediately after the Effective Time."

         1.7 Section 3.2(b) of the Merger Agreement is hereby amended by deleting the reference to "$1.00" at the end thereof and inserting in place thereof "$5.00".
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         1.8     Section 3.4 of the Merger Agreement is hereby amended by
deleting the words "Warrant Consideration Value" and inserting in place thereof the words "Warrant Current Market Price".

         1.9 Section 3.7 of the Merger Agreement is hereby amended by (i) deleting from the first sentence thereof the words "Neither BJ nor" and capitalizing the first letter of the following word and (ii) inserting the word "not" between the words "shall be" in the same sentence.

         1.10 Section 4.2 of the Merger Agreement is hereby amended by deleting from the first sentence thereof the word "without" and inserting the words "$1 per share" after the words "par value" in the same sentence.

         1.11 Section 4.4 of the Merger Agreement is hereby amended by (i) deleting from the third sentence thereof the words "each of", "and BJ Sub" and "and of BJ Sub", (ii) deleting from the fifth sentence thereof the words "Neither", "nor BJ Sub" and ", with respect to BJ," and (iii) inserting the word "not" between the words "is subject" in the fifth sentence thereof.

         1.12 Section 4.11 of the Merger Agreement is hereby amended by deleting the first sentence of such section and inserting the following in place thereof: "The affirmative vote of the holders of a majority of the outstanding shares of BJ Common Stock entitled to vote thereon is required to approve this Agreement and the issuance of BJ Common Stock and BJ Warrants in the Merger."

         1.13    Sections 4.14, 10.1(e), 10.2, and 11.3(a) of the Merger
Agreement are hereby amended by deleting the words "or BJ Sub" in each such section.

         1.14 Article V of the Merger Agreement is hereby deleted in its entirety.

         1.15 Article VI of the Merger Agreement is hereby amended by deleting from the first line thereof the words "and BJ Sub".

         1.16 Section 6.4 of the Merger Agreement is hereby amended by (i) deleting from the third sentence thereof the words "each of" and "and BJ Sub" and (ii) deleting from the fifth sentence thereof the words "or BJ Sub".

         1.17 Section 8.3 of the Merger Agreement is hereby amended by (i) deleting from the fourth sentence thereof the words "NYSE Rule 312.05" and inserting in place thereof the words "applicable Delaware Corporation Law" and
(ii) deleting from the penultimate sentence thereof the words "or NYSE rules, as the case may be,".

         1.18    Section 8.6(a) of the Merger Agreement is hereby amended by
(i) deleting the words "BJ agrees that it or" and (ii) deleting from the parenthetical at the end of such section the words "BJ or".

         1.19 Section 8.6(b) of the Merger Agreement is hereby deleted in its entirety and the following is inserted in place thereof:

                 "(b)     Any Indemnified Party wishing to claim
         indemnification under paragraph (a) of this Section 8.6, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify the Surviving Corporation thereof, but the failure to so notify shall not relieve the Surviving Corporation of any liability it may have to such Indemnified Party except to the extent that such failure materially prejudices the Surviving Corporation. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) the Surviving Corporation shall have the right to assume the defense thereof (which it shall, in cooperation with the Indemnified Parties, vigorously defend)
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         and the Surviving Corporation shall not be liable to such Indemnified
         Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if the Surviving Corporation elects not to assume such defense or there is a conflict of interest between the Surviving Corporation and the Indemnified Parties, including situations in which there are one or more legal defenses available to the Indemnified Party that are different from or additional to those available to the Surviving Corporation, the Indemnified Parties may retain counsel satisfactory to them, and the Surviving Corporation shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received; PROVIDED, HOWEVER, that the Surviving Corporation shall not, in connection with any one such action or proceeding or separate but substantially similar actions or proceedings arising out of the same general allegations, be liable for the fees and expenses of more than one separate firm of attorneys at any time for all Indemnified Parties except to the extent that local counsel, in addition to such parties' regular counsel, is required in order to effectively defend against such action or proceeding, (ii) the Indemnified Parties will cooperate in the defense of any such matter and (iii) the Surviving Corporation shall not be liable for any settlement effected without its prior written consent, and PROVIDED, FURTHER, that the Surviving Corporation shall not have any obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable law."

         1.20    Section 8.8(a) of the Merger Agreement is hereby amended by
(i) deleting from clause (ii) of such section the words "BJ, BJ Sub, Western or" and (ii) deleting from clause (iii) of such section the words "BJ, Western or".

         1.21    Section 8.8(b) of the Merger Agreement is hereby amended by
(i) deleting the words ", and will cause the Surviving Corporation to" and (ii) deleting from the proviso thereof the words "or the Surviving Corporation".

         1.22    Section 8.8(c) of the Merger Agreement is hereby amended by
(i) deleting the words "or BJ" and (ii) deleting the proviso in such section and inserting the following in place thereof: "PROVIDED, HOWEVER, that employees of the Surviving Corporation who become participants in a defined benefit pension plan that was sponsored by BJ prior to the Effective Time or in a defined benefit pension plan sponsored by the Surviving Corporation which is adopted on or after the Effective Time shall not be given credit for benefit accrual purposes to the extent such credit would result in a duplication of benefits under more than one defined benefit pension plan."

         1.23 Section 8.10(b) of the Merger Agreement is hereby amended by deleting the words "or BJ Sub" and "and BJ Sub".

         1.24 Section 8.11 of the Merger Agreement is hereby amended by (i) deleting from the fifth sentence of such section the reference to ", BJ Sub" and (ii) deleting from the last sentence of such section the words ", BJ and BJ Sub" and inserting the words "and BJ" in place thereof.

         1.25 Section 8.17 of the Merger Agreement is hereby amended by (i) deleting the words "and any shares of common stock of BJ Sub" and "or BJ Sub, respectively," and (ii) deleting the words "either Western or BJ Sub" and inserting the word "Western" in place thereof.

         1.26    Section 9.1(g) of the Merger Agreement is hereby amended by
(i) deleting the word "affirmative" and inserting in place thereof the word "requisite" and (ii) deleting the words "required by NYSE Rule 312.05".

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         1.27    Section 9.2(a) of the Merger Agreement is hereby amended by
(i) deleting the words "and BJ Sub" where it appears in two places and (ii) deleting the word "their" and inserting the word "its" in place thereof.

         1.28 Section 9.3 of the Merger Agreement is hereby amended by deleting the words "and BJ Sub" from the heading (with a corresponding change to the index) and the first line thereof.

         1.29 Section 10.1(j) of the Merger Agreement is hereby amended by inserting between the words "approve the" the words "this Agreement and".

         1.30 Section 11.2 of the Merger Agreement is hereby amended by deleting from the first sentence of such section the words ", BJ and BJ Sub" and inserting the words "and BJ" in place thereof.

         1.31 Section 11.4(b) of the Merger Agreement is hereby amended by deleting from clause (i) thereof the words "or the Surviving Corporation, as the case may be".

         1.32 Section 11.6 of the Merger Agreement is hereby amended by (i) deleting the words "and BJ Sub" and (ii) deleting the words "their respective" and inserting the word "its" in place thereof.

         1.33 The form of Warrant Agreement attached as Exhibit A to the Merger Agreement shall be deleted and replaced in its entirety with Amended Exhibit A which is attached as Annex I to this First Amendment.

                                   ARTICLE II
                                 MISCELLANEOUS

         2.1 Terms used in this First Amendment without definition shall have the meanings ascribed to such terms in the Merger Agreement.

         2.2 This First Amendment may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

         2.3 Except as expressly amended and modified by the terms of this First Amendment, the terms and provisions of the Merger Agreement shall remain in full force and effect.

         2.4 This First Amendment shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.
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         IN WITNESS WHEREOF, BJ, BJ Sub and Western have caused this First
Amendment to be executed as of the date first written above by their respective officers thereunto duly authorized.

                                        BJ SERVICES COMPANY

                                        By:       /s/ J. W. STEWART
                                        Name:         J. W. Stewart
                                        Title:        President and
                                                  Chief Executive Officer

                                        WCNA ACQUISITION CORP.

                                        By:       /s/ J. W. STEWART
                                        Name:         J. W. Stewart
                                        Title:          President

                                         THE WESTERN COMPANY OF
                                             NORTH AMERICA

                                        By:     /s/ GRAHAM L. ADELMAN
                                        Name:       Graham L. Adelman
                                        Title:     Senior Vice President

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